January 5, 2007

PERSONAL & CONFIDENTIAL

David Merrill
[Address]
[Address], New York

Dear Dave:

I am pleased to extend this offer of employment to you as the Chief of Client Operations of NYFIX, Inc. (“NYFIX” or the “Company”) at our 100 Wall Street location. In your new position, you will report to the Chief Executive Officer of NYFIX and be a member of the Company’s Executive Committee. Your start date is to be mutually agreed. Your initial job duties shall be as set forth on Attachment A. (Please note that this offer is contingent upon approval by NYFIX’s Board of Directors, and your continuing employment shall be contingent upon your obtaining any regulatory licenses required to perform your job duties within forty-five (45) days of the commencement of your employment.

You will be compensated at a base salary of $11,538.46 per biweekly pay period (equivalent to $300,000 on an annualized basis). You will be eligible to receive incentive compensation in the form of a bonus targeted at 75% of your base salary, based upon performance against targets to be determined by NYFIX. You also will be eligible to receive, subject to regulatory constraints, an additional bonus for calendar 2007 based on annual incremental organic revenue growth (over calendar 2006) on a Company-wide basis at the following rates:

First $10 million 1%
Next $5 million 2%
Next $5 million 2.5%
Amounts above $20 million 1%

Pending (and promptly in the ordinary course after) adoption by the Company’s Compensation Committee, Board of Directors and Shareholders, of NYFIX’s 2007 Equity Incentive Plan (the “Plan”), and its effectiveness, you will be entitled to an initial equity award thereunder in an amount and type intended to reflect your position in the Company and participation on the Executive Committee. In the event that such equity award is not made in 2007, your bonus for 2007 will be targeted at not less than $275,000 (instead of the 75% of base salary target bonus referenced above), and shall be based upon performance against targets as referenced above. In addition, pending (and promptly in the ordinary course after) adoption of the Plan, you will be entitled to a one-time grant thereunder of restricted stock with a fair market value (determined as provided in the Plan) of $300,000 on the date of grant (the “Restricted Shares”). The Restricted Shares will vest in their entirety on the twelve month anniversary of the date of grant. The Restricted Shares will be forfeited if you cease to be employed (unless terminated by the Company without “Cause”) on or before the twelve month anniversary of the date of grant. Resale of vested Restricted Shares will be subject to applicable securities registration, short swing profit and insider trading laws and related Company blackout, pre-clearance and other policies. At the time of vesting (or, if you timely make an election under IRC Section 83(b) with respect to the Restricted Shares, at the time of grant), you shall pay to the Company an amount equal to all applicable withholding taxes. If due at vesting, such taxes may be paid by withholding Restricted Shares with a fair market value at the time of vesting equal to such amount. In the event that the Restricted Shares are not granted within three months of the date of actual commencement of employment with the Company, then, in lieu thereof, you will be entitled to a cash payment of $300,000. The payment (if made) will be made net of applicable withholding taxes and will be subject to full repayment to and recapture by NYFIX (net of non-refundable tax costs) if you cease to be employed (unless terminated by NYFIX without “Cause”, as defined in Attachment A) on or before the twelve month anniversary of the date of payment.

You will be eligible to receive four (4) weeks of vacation each calendar year, commencing in 2007.

NYFIX will indemnify you to the fullest extent permitted by law pursuant to the Company’s by-laws for all expenses, costs, liabilities and legal fees which you may incur in the discharge of your duties hereunder.

NYFIX offers employees and their eligible dependents a variety of group health insurance benefits, the premium costs of which are currently shared by employees and NYFIX. Coverage under these programs commences on the first day of employment. Information regarding these programs and other company benefits along with guidelines concerning employment may be found in NYFIX’ Employee Handbook, a copy of which is issued at the beginning of one’s employment and is available at any time from NYFIX’ Human Resources department.

I would appreciate your considering our offer and advising me of your decision by January 8, 2007. NYFIX will be unable to hold the offer open beyond this date. This offer is contingent upon your providing the Company sufficient proof of your authorization to work in the United States. On your first day of work please bring documents sufficient to complete the required U.S. Citizenship and Immigration Services I-9 form. For your convenience, a list of acceptable documents is attached to this letter.

This offer and, if you accept it, any continued employment with NYFIX is contingent, of course, upon our pre-employment screening process which includes a background check as permitted by applicable law. Please sign and return the enclosed forms to me authorizing the background check.

You should be aware that NYFIX employees are not permitted to make any unauthorized use of documents or other information in their employment with NYFIX which could properly be considered or construed to be confidential or proprietary information of another individual or company. Likewise, NYFIX employees may not bring with them any confidential documents or other forms of tangible confidential information onto the premises of NYFIX relating to their prior employer(s)’ business.

This letter will also confirm that (a) you have furnished to NYFIX a copy of any existing employment agreements you may have with any prior employer(s), and (b) you are subject to no contractual or other restriction or obligation which is inconsistent with your accepting this offer of employment and performing your duties.

As an inducement to cause NYFIX to extend this employment offer you must sign the accompanying documents that set forth the obligations you will have to NYFIX upon becoming an employee concerning, generally, non-competition with NYFIX, non-solicitation of NYFIX’ clients or employees, the ownership of inventions and intellectual property and confidential treatment of NYFIX information. You also must sign the accompanying arbitration agreement.

Your employment with NYFIX will be governed by the company’s policies and procedures which may change from time to time. As set forth above, you should consult the Employee Handbook with respect to questions concerning the terms and conditions of your employment. In addition, due to the technically sophisticated nature of its business, NYFIX has a number of policies regarding use of and access to its computer and other electronic systems. By accepting this offer of employment you are agreeing that you will abide by and remain familiar with NYFIX’ various policies and procedures that will be applicable to you.

While we certainly hope that your employment with NYFIX will be long and mutually rewarding, this offer is not guarantee of employment for a specific period of time. You should understand that you are an employee at-will, which means that either you or NYFIX may terminate your employment for any reason, at any time, with or without notice. Please understand that no supervisor, manager or representative of NYFIX other than the Chief Executive Officer or the Chief Financial Officer has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the forgoing. Further, any employment agreement entered into by the Chief Executive Officer or the Chief Financial Officer shall not be enforceable unless it is in a formal written agreement and signed by you and one of these designated company representatives. Notwithstanding the above, in the event you are terminated without Cause, you will receive twelve (12) months’ base pay at your then-current rate, less required withholdings, provided that you execute a release document in form and substance acceptable to NYFIX in its sole discretion.

This offer constitutes the entire understanding and contains a complete statement of all the agreements between you and NYFIX and supersedes all prior and contemporaneous verbal or written agreements, understandings or communications.

Thank you for your interest in employment with NYFIX. We look forward to hearing from you soon. Meanwhile, if you have any questions regarding our offer or NYFIX more generally, please contact me.

Very truly yours,

/s/ Steven R. Vigliotti

Steven R. Vigliotti Chief Financial Officer

Accepted and Agreed:

/s/ David Merrill

David Merrill

1/5/07

[Date]

Attachment A

Responsibilities include overseeing sales and account management functions; working closely with Chief of Product/Business Operations on client implementation and launching of new product offerings; participating as a member of the Company’s Executive Committee; and other senior management duties as may be assigned by the Company as and if needed.

The term “Cause” shall mean (i) you are convicted of any felony or other crime involving securities law violations or banking law violations; (ii) you engage in an act which involves moral turpitude or which, if generally known, would or might reasonably have an adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of NYFIX, as determined by the Company in good faith; (iii) you engage in the use of controlled substances, medication, or alcohol, which impairs the performance of your duties; (iv) you engage in misconduct materially injurious to NYFIX; or (v) you fail to perform your duties hereunder, which failure is not cured within ten (10) business days following notice by NYFIX.